Exhibit 10.8

SELECTQUOTE, INC.

2020 OMNIBUS INCENTIVE PLAN

SECTION 1. Purpose; Definitions

The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services linked to the profitability of the Company’s businesses and increases in Company shareholder value. For purposes of this Plan, the following terms are defined as set forth below:

(a) “Affiliate” means a company or other entity controlled by, controlling or under common control with the Company.

(b) “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c) “Award” means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award or Cash Award granted pursuant to the terms of this Plan.

(d) “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(e) “Board” means the board of directors of the Company.

(f) “Business Combination” has the meaning set forth in Section 10(e)(iii).

(g) “Cash Award” means a cash-settled Award granted pursuant to Section 9.

(h) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the Participant is a party as of the Grant Date, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) willful and deliberate failure on the part of the Participant in the performance of his or her employment duties in any material respect, (C) dishonesty in the course of fulfilling the Participant’s employment duties or (D) a material violation of the Company’s ethics and compliance program, code of conduct or other material policy of the Company. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(i) “Change in Control” has the meaning set forth in Section 10(e).

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(k) “Committee” means the Committee referred to in Section 2.

(l) “Common Stock” means common stock, $0.01 par value per share, of the Company.

(m) “Company” means SelectQuote, Inc., a Delaware corporation, or its successor.

(n) “Corporate Transaction” has the meaning set forth in Section 3(d).

(o) “Disability” means, unless otherwise provided in an Award Agreement, (i) “Disability” as defined in any Individual Agreement to which the Participant is a party as of the Grant Date, or (ii) if there is no such Individual Agreement or it does not define “Disability,” permanent and total disability as determined under the Company’s Long-Term Disability Plan applicable to the Participant; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code.

(p) “Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(q) “Effective Date” has the meaning set forth in Section 11(a).

(r) “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(t) “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the NYSE or such other established stock exchange on which the Shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the preceding date for which transactions were reported; provided, however, that if the Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in accordance with Section 409A of the Code.

(u) “Former Plan” means the SelectQuote, Inc. 2003 Incentive Plan, as amended on January 26, 2012.

(v) “Full-Value Award” means any Award other than a Stock Option, Stock Appreciation Right or Cash Award.

(w) “Grant Date” means the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to such Award or the cash amount subject to such Award, or such later date as the Committee shall provide in such resolution.

(x) “Incentive Stock Option” means any Stock Option designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(y) “Incumbent Board” has the meaning set forth in Section 10(e)(ii).

(z) “Individual Agreement” means an employment, consulting, change in control or salary continuation agreement or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates; provided, however, if a Participant is party to both an employment agreement and a change in control or salary continuation agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change in Control, and, the change in control or salary continuation agreement shall be the relevant “Individual Agreement” after a Change in Control.

(aa) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(bb) “Other Stock-Based Award” means an Award granted pursuant to Section 8.

(cc) “Outstanding Company Common Stock” has the meaning set forth in Section 10(e)(i).

(dd) “Outstanding Company Voting Securities” has the meaning set forth in Section 10(e)(i).

(ee) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(ff) “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. Such goals shall be based on the attainment of specified levels of one or more of the following measures or such other performance measures as are determined by the Committee: stock price, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, sales, asset quality, cost saving levels, market-spending efficiency, core non-interest income or change in working capital, in each case, with respect to (i) the Company or any one or more Subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies) or (ii) an individual Participant.

(gg) “Person” has the meaning set forth in Section 10(e)(i).

(hh) “Plan” means the SelectQuote, Inc. 2020 Omnibus Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(ii) “Replaced Award” has the meaning set forth in Section 10(b).

(jj) “Replacement Award” has the meaning set forth in Section 10(b).

(kk) “Restricted Stock” means an Award granted under Section 6.

(ll) “Restricted Stock Unit” has the meaning set forth in Section 7(a).

(mm) “Section 16(b)” has the meaning set forth in Section 2(f).

(nn) “Separation from Service” has the meaning set forth in Section 409A of the Code.

(oo) “Share” means a share of Common Stock.

(pp) “Stock Appreciation Right” means an Award granted under Section 5(b).

(qq) “Stock Option” means an Award granted under Section 5(a).

(rr) “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(ss) “Term” means the maximum period during which a Stock Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Service or otherwise, as specified in the applicable Award Agreement.

(tt) “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. The Committee shall determine, in its sole discretion, the extent to which a Participant shall be considered employed during an approved leave of absence. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”).

SECTION 2. Administration

(a) Committee. This Plan shall be administered by the Board directly, or if the Board elects, by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not fewer than two directors, and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the “Committee” shall refer to the Compensation Committee of the Board, unless a separate committee has been designated or authorized consistent with the foregoing, provided that, subject to law, all powers of the Committee may be exercised by the full Board.

Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:

(i) To select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, Cash Awards or any combination thereof are to be granted hereunder;

(iii) To determine the number of Shares to be covered by an Award or the amount of any Cash Award;

(iv) To approve the form of any Award Agreement and determine the terms and conditions of any Award granted hereunder, including the exercise price and any vesting condition, restriction or limitation;

(v) To modify, amend or adjust the terms and conditions (including any Performance Goals) of any Award, including, without limitation, waiving any exercise or vesting conditions with respect to an Award;

(vi) To determine to what extent and under what circumstances Shares or cash payable with respect to an Award shall be deferred;

(vii) To determine under what circumstances an Award may be settled in cash, Shares, other property or a combination of the foregoing;

(viii) To adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall from time to time deem advisable;

(ix) To establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x) To interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement relating thereto);

(xi) To decide all other matters that must be determined in connection with an Award; and

(xii) To otherwise administer this Plan.

(b) Procedures.

(i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(ii) Any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Company, Participants and Eligible Individuals. Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan, including conditions for grant or vesting and the adjustment of Awards pursuant to Section 3(d) need not be the same for each Participant.

(d) Cancellation or Suspension. Subject to Section 5(c), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.

(e) Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall be subject to the Participant’s acceptance of the applicable Award Agreement within the time period specified therein (if any).

(f) Section 16(b). The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 3. Common Stock Subject to Plan; Other Limits

(a) Plan Maximums.

(i) Subject to Section 3(c), the maximum number of Shares that may be granted pursuant to Awards under this Plan shall be              (the “Share Reserve”). The maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be              Shares. Shares subject to an Award under this Plan may be authorized and unissued Shares. On and after the Effective Date, no new awards may be granted under the Company’s prior equity compensation plans (including the Former Plan), it being understood that (i) awards outstanding under any such plans as of the Effective Date shall remain in full force and effect under such plans according to their respective terms, and (ii) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the Shares subject to such award not delivered as a result thereof shall again be available for Awards under this Plan; provided, however, that dividend equivalents may continue to be issued under the Company’s existing equity compensation plans in respect of awards granted under such plans which are outstanding as of the Effective Date.

(ii) The Share Reserve will automatically increase on July 1st of each year, commencing on July 1, 2021 and ending (and including) July 1, 2029, in an amount equal to 3% of the total number of Shares outstanding on June 30th of the preceding fiscal year. Notwithstanding the foregoing, the Board or the Committee may act prior to July 1st of a given year to provide that there will be no July 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence.

(b) Non-Employee Director Compensation Limits. No Participant who is a non-employee director of the Company may receive compensation in such capacity during any calendar year with a value that exceeds $700,000 (calculating the value of any equity-based Awards based on the grant date fair value of such Awards for financial reporting purposes). For purposes of the preceding sentence, an equity-based Award shall be deemed received upon grant (and not upon vesting or settlement) and any deferred cash compensation shall be deemed received when earned (and not when paid).

(c) Rules for Calculating Shares Issued. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under this Plan. To the extent Shares are subject to an award under the Former Plan that is forfeited, terminates, expires or lapses instead of being exercised, or any such award under the Former Plan is settled for cash, the Shares subject to such awards not delivered as a result thereof shall increase the maximum number of Shares available for grant under Section 3(a). If the exercise price of any Stock Option or Stock Appreciation Right and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been granted for purposes of the first sentence of Section 3(a).

(d) Adjustment Provisions.

(i) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the limits set forth in Sections 3(a) and 3(b); (B) the number and kind of Shares or other securities subject to outstanding Awards; (C) the Performance Goals applicable to outstanding Awards; and (D) the exercise price of outstanding Awards. In the event of a Corporate Transaction, such adjustments may include (I) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee in its sole discretion (it being understood that in the event of a Corporate

Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Stock Option or Stock Appreciation Right shall be deemed conclusively valid); (II) the substitution of other property (including cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (III) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(ii) In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the limits set forth in Sections 3(a) and 3(b); (B) the number and kind of Shares or other securities subject to outstanding Awards; (C) the Performance Goals applicable to outstanding Awards; and (D) the exercise price of outstanding Awards.

(iii) Any adjustments made pursuant to this Section 3(d) to Awards that are considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code. Any adjustments made pursuant to this Section 3(d) to Awards that are not considered “nonqualified deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

SECTION 4. Eligibility

Awards may be granted under this Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5. Stock Options and Stock Appreciation Rights

(a) Stock Options. Stock Options may be granted alone or in addition to other Awards granted under this Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. The Award Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

(b) Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash or Shares in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Shares, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c) Exercise Price; Prohibition on Repricing. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Stock Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards if the exercise price of such Stock Option or Stock Appreciation Right exceeds the Fair Market Value of a Share on the date of such cancellation, be cancelled in exchange for any new Stock Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s shareholders. Notwithstanding the foregoing, Stock Options issued in connection with the Company’s initial public offering shall have an exercise price per Share equal to the initial public offering price.

(d) Term. The Term of each Stock Option and each Stock Appreciation Right shall be fixed by the Committee, but no Stock Option or Stock Appreciation Right shall be exercisable more than 10 years after its Grant Date.

(e) Exercisability. Except as otherwise provided herein, Stock Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the Award Agreement.

(f) Method of Exercise. Subject to the provisions of this Section 5, Stock Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the Term thereof in accordance with the methods and procedures established by the Committee in the Award Agreement or otherwise.

(g) Delivery; Rights of Shareholders. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right until the exercise price therefor has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 5(k), a Participant shall have all of the rights of a shareholder of the Company holding the number of Shares deliverable pursuant to such Stock Option or Stock

Appreciation Right (including, if applicable, the right to vote the applicable Shares), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 12(a), (iii) in the case of a Stock Option, has paid in full for such Shares and (iv) the applicable shares have been delivered.

(h) Nontransferability of Stock Options and Stock Appreciation Rights. No Stock Option or Stock Appreciation Right shall be transferable by a Participant other than, for no value or consideration, by will or by the laws of descent and distribution or as otherwise expressly permitted by the Committee. Any Stock Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such stock option is transferred pursuant to this Section 5(h), it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Service” shall continue to refer to the Termination of Service of the original Participant.

(i) Termination of Service. The effect of a Participant’s Termination of Service on any Award of Stock Options or Stock Appreciation Rights then held by such Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Award.

(j) Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option that is intended to qualify as an Incentive Stock Option may be granted to any Eligible Individual who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value of the Common Stock (determined at the time a Stock Option for the Common Stock is granted) for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under all of the incentive stock option plans of the Company and of any Subsidiary, may not exceed $100,000. To the extent a Stock Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a Nonqualified Stock Option.

(k) Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Options or Stock Appreciation Rights; provided that Stock Options and Stock Appreciation Rights may be adjusted under certain circumstances in accordance with the terms of Section 3(d).

SECTION 6. Restricted Stock

(a) Nature of Awards. Shares of Restricted Stock are actual Shares issued to a Participant that are subject to vesting or forfeiture provisions and may be awarded either alone or in addition to other Awards granted under this Plan.

(b) Book Entry Registration or Certificated Shares. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. If any certificate is issued in respect of Shares of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant.

(ii) Subject to the provisions of this Plan and the applicable Award Agreement, a Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber an Award of Restricted Stock prior to such time as all applicable vesting conditions are satisfied.

(d) Rights of a Shareholder. Except as provided in this Section 6 and the applicable Award Agreement, a Participant shall have the same rights as any other holder of Shares with respect to Shares of Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends; provided, however, that, unless otherwise determined by the Committee and subject to Section 12(e), (i) cash dividends on Shares shall be payable in cash and shall be held subject to the vesting of the underlying Restricted Stock and (ii) dividends payable in Shares shall be paid in the form of Restricted Stock, and shall be held subject to the vesting of the underlying Restricted Stock.

(e) Termination of Service. The effect of a Participant’s Termination of Service on any Award of Restricted Stock then held by such Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Award.

SECTION 7. Restricted Stock Units

(a) Nature of Awards. Restricted stock units (“Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the applicable Award Agreement, in a specified number of Shares or an amount of cash equal to the Fair Market Value of a specified number of Shares.

(b) Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of Restricted Stock Units upon the continued service of the applicable Participant, or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

(ii) Subject to the provisions of this Plan and the applicable Award Agreement, a Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(c) Rights of a Shareholder. A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. Unless otherwise determined by the Committee and subject to Section 12(e), an Award of Restricted Stock Units shall be adjusted to reflect deemed reinvestment in additional Restricted Stock Units of the dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock Units if it consisted of actual Shares.

(d) Termination of Service. The effect of a Participant’s Termination of Service on any Award of Restricted Stock Units then held by such Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Award.

SECTION 8. Other Stock-Based Awards

The Committee may grant Awards of Shares or related to Shares not otherwise described herein in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (a) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (b) be subject to performance-based and/or service-based conditions, (c) be in the form of phantom stock, performance shares, deferred share units or share-denominated performance units, or other Awards denominated in, or with a value determined by reference to, a number of Shares that is specified at the time of the grant of such Award, and (d) be designed to comply with applicable laws of jurisdictions other than the United States.

SECTION 9. Cash Awards

The Committee may grant Awards to Eligible Individuals that are denominated and payable in cash in such amounts and subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. With respect to a Cash Award subject to Performance Goals, the Performance Goals to be achieved during any performance period and the length of the performance period shall be determined by the Committee upon the grant of such Cash Award.

SECTION 10. Change-in-Control Provisions

(a) General. The provisions of this Section 10 shall, subject to Section 3(d), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

(b) Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (i) all then-outstanding Stock Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than performance-based Full-Value Awards) and all Cash Awards (other than performance-based Cash Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 10(c) (any award meeting the requirements of Section 10(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(d) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”), and (ii) any performance-based Full-Value Award or Cash Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (x) the applicable target level and (y) the level of achievement as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period)).

(c) Replacement Awards. An Award shall meet the conditions of this Section 10(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(d); (iii) the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to vesting (including with respect to a Termination of Service) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 10(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d) Termination of Service. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Termination of Service of a Participant by the Company other than due to death or Disability or for Cause within 24 months following a Change in Control, (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full (with respect to Performance Goals, unless otherwise agreed in connection with the Change in Control, at the greater of (x) the applicable target level and (y) the level of achievement of the Performance Goals for the Award as determined by the Committee taking into account performance through the latest date preceding the Termination of Service as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period)), and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, any Stock Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Service may thereafter be exercised until the expiration of the stated full Term of such Nonqualified Stock Option or Stock Appreciation Right.

(e) Definition of Change in Control. For purposes of this Plan, a “Change in Control” shall mean the occurrence of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then outstanding shares of common stock of the Company (the

“Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 10(e); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

(iii) The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination)

beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding any other provision of this Plan, any Award Agreement or any Individual Agreement, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such Award, or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereto. For the avoidance of doubt, this paragraph shall have no bearing on whether an Award vests pursuant to the terms of this Plan or the applicable Award Agreement or Individual Agreement.

SECTION 11. Term, Termination and Amendment

(a) Effectiveness. This Plan was approved by the Board on February             , 2020, subject to and contingent upon approval by the Company’s shareholders; provided, however, that no Incentive Stock Options may be granted more than ten years following the date on which the Board approves this Plan. This Plan will be effective as of the date of such approval by the Company’s shareholders (the “Effective Date”).

(b) Termination. This Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.

(c) Amendments. The Committee may amend, alter, or discontinue this Plan or an Award, provided that no amendment, alteration or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except to the extent necessary to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange or as contemplated by Section 5(c).

SECTION 12. Miscellaneous Provisions

(a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any Shares (whether in certificated or book entry form) under this Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee shall determine to be necessary or advisable.

(b) Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) No Contract of Employment. This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) Taxes.

(i) Withholding. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under this Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company (or, in the case of a Participant subject to Section 16 of the Exchange Act, the Committee), withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(ii) Section 409A. This Plan and the Awards hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that otherwise would be payable by reason of a Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service or any earlier date permitted by Section 409A of the Code. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the date of the Participant’s death.

(e) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units or Other Stock-Based Awards, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then-outstanding Awards). If sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units or Other Stock-Based Awards equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units or Other Stock-Based Awards shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units or Other Stock-Based Awards on the terms contemplated by this Section 12(e). Unless otherwise determined by the Committee, any dividends or dividend equivalents credited with respect to any Award shall be subject to the same time and/or performance-based vesting conditions applicable to such Award and shall, if vested, be delivered or paid at the same time as such Award.

(f) Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g) Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of this Plan. All Shares underlying Awards that are forfeited or canceled revert to the Company.

(h) Governing Law and Interpretation. This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or.”

(i) Non-Transferability. Except as otherwise provided in Sections 5(h) or as determined by the Committee, Awards under this Plan are not transferable except by will or by laws of descent and distribution.

(j) Unfunded Status of the Plan. It is intended that this Plan constitute an “unfunded” plan. Neither the Company nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under this Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligation created by this Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Company.